Exhibit 10.17
FIRST AMENDMENT TO ADVISORY AGREEMENT
THIS FIRST AMENDMENT TO ADVISORY AGREEMENT ("First Amendment") is dated for reference purposes as of December 1, 2024, by and between FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership ("Company"), and EMILE HADDAD, an individual ("Advisor").
R E C I T A L S:
A.Company and Advisor are parties to that certain Advisory Agreement dated August 23, 2021 (the “Original Agreement”), pursuant to which Advisor provides certain services to the Company. The Original Agreement expired by its terms on September 30, 2024, constituting the Natural Expiration Date.
B.Company and Advisor desire to extend the term of the Original Agreement and amend certain provisions as provided herein (the Original Agreement as amended by this First Amendment is referred to herein as the “Agreement”).
C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
1.Scope of Services. In addition to the Services defined in the Original Agreement, Services during the “Extended Term” (as defined below) shall also include assisting, at the direction of and in coordination with senior management, the Company with (i) assisting the Company in creating, for the consideration and approval of senior management for the Company, a business plan for the Company’s acquisition of new assets (i.e., assets that the Company does not own either directly or indirectly through a subsidiary or through an existing joint venture in which the Company holds an equity interest, as of the date of this Amendment (“New Assets”)), (ii) assisting the Company in sourcing, assessing, and negotiating the acquisition of New Assets, (iii) assisting the Company in sourcing capital from new equity providers with whom the Company might consider entering into joint venture arrangements (“JV Arrangements”) for the acquisition of New Assets and/or existing assets, (iv) assisting the Company in its negotiations of the terms of JV Arrangements on New Assets and/or existing assets, and (v) if requested by senior management for the Company, assisting the Company in connection with the pursuit of entitlements and regulatory approvals for either New Assets or assets that the Company currently owns either directly or indirectly through its subsidiaries or joint ventures. Notwithstanding the terms of the Agreement, Advisor shall no longer have administrative support from his executive assistant, who previously left employment at the Company, or any successor executive assistant. Pursuant to the Original Agreement, Advisor will continue to report to the Board, the Executive Chairman of the Board and the Chief Executive Officer of the Company.

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2.Term and Termination.
2.1.Extended Term. The term of the Agreement is hereby extended (the “Extended Term”) from December 1, 2024 (the “New Effective Date”) and shall continue in effect until the date ("Termination Date") which is the first to occur of the following: (i) the fourth (4th) anniversary of the New Effective Date (the "New Natural Expiration Date"), (ii) the thirtieth (30th) calendar day after a Party receives a written notice from the other Party terminating this Agreement, which termination may be with or without Cause and with or without Good Reason, or (iii) the date of a Change in Control.
2.2.No Further Extensions. The provisions of Section 4(b) of the Original Agreement are no longer in force or effect. Accordingly, all references to the Extended Natural Termination Date and/or the further extension of the term of the Agreement beyond what is set forth in this First Amendment are hereby deleted in their entirety and are of no further force or effect.
2.3.Payments Upon Termination. The provisions of Section 4(c)(i) – (iv) of the Original Agreement are no longer in force or effect. For the avoidance of doubt, however, the provisions of Section 4(c)(v) and (vi) shall remain in effect. Upon a termination of the Agreement, all rights and duties of the Parties toward each other shall cease except that:
2.3.1If the Company terminates the Agreement without Cause or Advisor terminates the Agreement for Good Reason prior to the New Natural Expiration Date, (A) Advisor shall be paid, on or prior to the effective date of termination, the remaining Annual Base Retainer (as defined in Exhibit A attached hereto) that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the New Natural Expiration Date and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) of the Agreement, and (B) with respect to the Performance Bonus (as defined in Exhibit A attached hereto), Advisor shall be paid the remaining Performance Bonus that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the New Natural Expiration Date, as if the “Vesting Event” (as defined in Exhibit A attached hereto) had occurred through the New Natural Expiration Date, but less any “Bonus Offset” (as defined in Exhibit A attached hereto) that had accrued prior to the effective date of termination.
2.3.2If the Company terminates the Agreement for Cause or Advisor terminates the Agreement without Good Reason prior to the New Natural Expiration Date, (A) Advisor shall be paid, within thirty (30) days after the effective date of termination, any unpaid monthly payments of the Annual Base Retainer owing to the Advisor for Services for the period prior to and including the Termination Date and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) of the Agreement, and (B) with respect to the Performance Bonus, Advisor shall not be paid any unpaid portion of the Performance Bonus and shall return to the Company, within thirty (30) days after the effective date of termination, any portion of the Performance Bonus paid to Advisor for which the Vesting Event attributable to such Performance Bonus payments has not occurred prior to the effective date of termination.
2.3.3If Advisor's services under the Agreement cease as a result of Advisor's death or Disability prior to the New Natural Expiration Date, (A) Advisor shall be paid, within thirty (30) days after the effective date of cessation, the monthly payments of the Annual Base Retainer that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the earlier of (1) the date that is twelve (12) months following the date the Advisor's cessation of services occurs or (2) the New Natural Expiration Date, and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) of the Agreement, and (B) with respect to the Performance Bonus, Advisor shall be paid the

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remaining Performance Bonus that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the effective date of cessation, as if the Vesting Event had occurred through the effective date of cessation, but less any Bonus Offset that had accrued prior to the effective date of cessation.
2.3.4If the Agreement terminates as a result of a Change in Control prior to the New Natural Expiration Date, (A) Advisor shall be paid, on or prior to the effective date of the Change in Control, the Annual Base Retainer that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the New Natural Expiration Date, and unpaid expenses, if any, payable to Advisor in accordance with the provisions of Section 2(d) of the Agreement, and (B) with respect to the Performance Bonus, Advisor shall be paid the remaining Performance Bonus that would otherwise be paid to the Advisor if the Advisor continued to provide the Services through the New Natural Expiration Date, as if the Vesting Event had occurred through the New Natural Expiration Date, but less any Bonus Offset that had accrued prior to the effective date of termination.
3.Compensation. During the Extended Term, the provisions of Section 2(c) of the Original Agreement shall no longer apply and instead the Company shall pay to Advisor compensation upon the terms and conditions set forth on Exhibit A attached hereto.
4.Advisor’s Disclosure Obligations. Advisor has advised the Company that he is involved in outside ongoing business ventures and opportunities. Some of these ventures and/or opportunities may be presented to the Company as a potential New Asset and/or a JV Arrangement. For any potential New Asset or JV Arrangement (including but not limited to a proposed JV Arrangement on an existing asset of the Company) that Advisor sources and/or brings to the Company for consideration, Advisor shall fully disclose in writing to the Company Advisor’s existing and (if any) proposed interests and roles in the same (including without limitation any and all ownership interests, management rights or duties, and fees or other compensation payable to Advisor or any immediate family members of Advisor), in which case the Company may, in its sole and absolute discretion, determine whether or not to accept or reject the potential New Asset or JV Arrangement. If the Company accepts and closes on any such potential New Asset or JV Arrangement, any agreements governing the accepted New Asset or JV Arrangement shall not modify any of the terms of this Agreement, and shall stand separate and apart from this Agreement.
5.Miscellaneous. The Agreement is hereby reinstated in full as of the New Effective Date, and except as set forth in this First Amendment, all of the terms and provisions of the Agreement shall remain unmodified and in full force and effect. This First Amendment, together with the Original Agreement, contains the entire agreement between the Parties relating to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties hereto, oral or written, are hereby superseded and merged herein. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement, and it may also be executed electronically (via PDF electronic signatures, DocuSign or other electronic method).

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IN WITNESS WHEREOF, this First Amendment has been executed as of the date set forth in the preamble above but shall not be effective unless and until the New Effective Date occurs.

"COMPANY"	FIVE POINT OPERATING COMPANY, LP, a Delaware limited partnership By: /s/ Dan Hedigan Name: Dan Hedigan Title: Chief Executive Officer
"ADVISOR"	/s/ Emile Haddad Emile Haddad, an individual

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EXHIBIT A
TERMS OF ADVISOR’S COMPENSATION

Annual Base Retainer:	Annual base retainer (“Annual Base Retainer”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), which shall be payable monthly as provided below.
Manner & Timing of Payment of Annual Base Retainer:	The Annual Base Retainer will be paid in monthly installments of One Hundred Twenty-five Thousand Dollar ($125,000.00) per month, payable in advance on the first day of each month during the Extended Term of the Agreement, provided that the initial monthly payment shall be due and payable within fifteen (15) days of the Effective Date. The monthly installment payment shall be prorated for any partial month during the Extended Term of the Agreement.
Annual Performance Bonus:	Advisor shall be entitled to earn and be paid an annual performance bonus (“Performance Bonus”) equal to One Million Dollars ($1,000,000).
Manner & Timing of Vesting for and Payment of Annual Performance Bonus:
The annual Performance Bonus will be paid in quarterly installments of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Quarterly Bonus Payments”) in anticipation that Advisor will ultimately earn the annual Performance Bonus but is subject to the following terms and conditions. The Quarterly Bonus Payments will be paid on the last business day of each quarter (i.e., February, May, August and November) of each year of the Extension Term (each, an “Applicable Year”), except during the last Applicable Year, which shall be paid as provided below. In order for Advisor to earn the Performance Bonus in each Applicable Year, Advisor shall have assisted the Company in sourcing or procuring (and assisting the Company in assessing and acquiring), and the Company shall have actually acquired or closed (as applicable), at least two JV Arrangements or New Assets during the Applicable Year (with a New Asset anticipated to occur through a JV Arrangement) (the “Vesting Events”). For the avoidance of doubt, Advisor need not have been the sole procuring cause of any Vesting Event but must have assisted the Company with respect to such Vesting Event. Further, if the Company actually acquires or closes (as applicable) more than two JV Arrangements or New Assets in any one year, the excess events shall carry over toward meeting the Vesting Events for the following year(s), provided that this will remain subject to the Bonus Offset provisions below. If during any Applicable Year the Vesting Events are not achieved, then Advisor shall be deemed not to have earned the Performance Bonus for that Applicable Year (the “Unearned Bonus”), in which case the Company shall offset the Unearned Bonus amount against either (i) the Quarterly Bonus Payments next coming due or (ii) the Annual Base Retainer monthly payments next coming due (solely in the event that there is any outstanding Unearned Bonus at the beginning of the final year of the Extended Term), until in either case the Unearned Bonus amount has been fully offset (the “Bonus Offset”). For the last Applicable Year, if the Vesting Event has occurred for that year, Advisor shall be paid the Performance Bonus for that year, less any Bonus Offset, within thirty (30) days following the date of such determination. Advisor acknowledges and understands that the Company may elect not to acquire a New Asset or enter into a JV Arrangement, in its sole and absolute discretion, based on a number of factors (including but not limited to) the Company’s due diligence regarding the New Asset or JV Arrangement, the Company’s ability or desire to commit new capital into a New Asset or JV Arrangement, or any other number of factors that the Company may consider in any new acquisition.

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